BTQ TECHNOLOGIES CORP.

Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

(Expressed in Canadian dollars)

Independent Auditor's Report

To the Shareholders of BTQ Technologies Corp.:

Opinion

We have audited the consolidated financial statements of BTQ Technologies Corp. and its subsidiaries (the "Company"), which comprise the consolidated statement of financial position as at December 31, 2024 and the consolidated statements of operations and comprehensive loss, changes in shareholders' equity and cash flows for the year then ended, and notes to the consolidated financial statements, including a summary of material accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2024 and the results of its consolidated operations and its consolidated cash flows for the year then ended in accordance with IFRS® Accounting Standards as issued by the International Accounting Standard Board.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

We have determined that there were no key audit matters to communicate in our report.

Other Matter

The consolidated financial statements for the year ended December 31, 2023 were audited by another auditor who expressed an unmodified opinion on those statements on June 3, 2024.

Other Information

Management is responsible for the other information. The other information comprises Management's Discussion and Analysis.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. We obtained Management's Discussion and Analysis prior to the date of this auditor's report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

MNP LLP
1 Adelaide Street East, Suite 1900, Toronto ON, M5C 2V9	1.877.251.2922 T: 416.596.1711 F: 416.596.7894

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS Accounting Standards as issued by the International Accounting Standard Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company's financial reporting process.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

  Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.
  Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.
  Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.
  Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.
  Plan and perform the group audit to obtain sufficient appropriate audit evidence regarding the financial information of the entities or business units within the Company as a basis for forming an opinion on the consolidated financial statements. We are responsible for the direction, supervision and review of the audit work performed for the purposes of the group audit. We remain solely responsible for our audit opinion.
1 Adelaide Street East, Suite 1900, Toronto ON, M5C 2V9
1.877.251.2922 T: 416.596.1711 F: 416.596.7894

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor's report is Eduard Shvekher.

Toronto, Ontario	Chartered Professional Accountants
March 24, 2025	Licensed Public Accountants

1 Adelaide Street East, Suite 1900, Toronto ON, M5C 2V9
1.877.251.2922 T: 416.596.1711 F: 416.596.7894

BTQ TECHNOLOGIES CORP. Consolidated Statements of Financial Position (Expressed in Canadian dollars)

	December 31, 2024 $	December 31, 2023 $

Assets
Current assets
Cash	9,336,892	2,862,023
Short-term investments (Note 9)	-	577,875
Other receivables (Note 17)	223,109	120,569
Prepaid expenses and deposits	64,643	229,696
Total current assets	9,624,644	3,790,163
Non-current assets
Property and equipment (Note 5)	-	102,820
Right-of-use asset (Note 6)	-	29,905
Investments (Note 8)	77,229	77,229
Deposits	29,605	35,872
Total non-current assets	106,834	245,826
Total assets	9,731,478	4,035,989

Liabilities and shareholders' equity
Current liabilities
Accounts payable and accrued liabilities (Note 17)	1,357,502	859,709
Corporate taxes payable	92,750	65,000
Lease obligation (Note 11)	-	33,554
Deferred revenue (Note 22)	315,497	-
Due to related parties (Note 17)	27,172	24,976
Total liabilities	1,792,921	983,239
Shareholders' equity
Share capital (Notes 4 and 13)	45,553,931	34,317,779
Options reserve (Notes 4 and 14)	1,890,026	2,018,686
Warrants reserve (Note 13)	498,876	67,386
RSUs reserve (Note 16)	640,813	1,217,252
Deficit	(40,645,089)	(34,568,353)
Total shareholders' equity	7,938,557	3,052,750
Total liabilities and shareholders' equity	9,731,478	4,035,989

Subsequent events (Note 26)

Approved and authorized for issuance on behalf of the Board on March 24, 2025:

"Olivier Roussy Newton"	Director	"Michael Resendes"	Director

(The accompanying notes are an integral part of these consolidated financial statements)

BTQ TECHNOLOGIES CORP. Consolidated Statements of Operations and Comprehensive Loss (Expressed in Canadian dollars)

	Year ended December 31, 2024 $	Year ended December 31, 2023 $

Revenue (Note 22)	666,667	-

Expenses

Business development, marketing, and promotion (Note 17)	779,967	1,341,812
Consulting fees (Note 17)	216,352	120,497
Depreciation (Notes 5 and 6)	86,880	113,164
General and administrative (Note 24)	756,017	912,690
Professional fees (Note 17)	1,089,994	636,285
Research and development (Notes 17)	2,732,496	2,553,365
Share-based compensation (Notes 14, 16, and 17)	1,063	3,920,656
Transfer agent and filing fees	139,377	120,355
Wages and benefits (Note 17)	575,532	761,463

Total expenses	6,377,678	10,480,287

Loss before other income (expense)	(5,711,011)	(10,480,287)

Other income (expense)

Collaboration and other income (Note 23)	108,913	283,816
Foreign exchange loss	(62,650)	(87,185)
Impairment of intangible asset (Note 10)	(275,782)	-
Impairment of property and equipment (Note 5)	(52,002)	-
Interest income	17,876	16,209
Interest expense (Note 11 and 12)	(54,663)	(11,179)
Listing costs (Note 4)	-	(4,006,915)
Loss on sale of property and equipment	(25,099)	-
Transaction costs (Note 4)	-	(1,052,754)

Total other expense	(343,407)	(4,858,008)

Loss before income taxes	(6,054,418)	(15,338,295)

Income tax provision (Note 25)	(22,318)	(65,000)

Net loss and comprehensive loss for the year	(6,076,736)	(15,403,295)

Loss per share, basic and diluted	(0.05)	(0.13)

Weighted average number of common shares outstanding	124,241,167	118,302,780

(The accompanying notes are an integral part of these consolidated financial statements)

BTQ TECHNOLOGIES CORP. Consolidated Statements of Changes in Shareholders’ Equity (Expressed in Canadian dollars)

	Share capital		Equity portion of convertible debt reserve $	Options reserve $	Warrants reserve $	RSUs reserve $	Deficit $	Total shareholders' equity $
	Number of shares	Amount $

Balance, December 31, 2023	123,193,879	34,317,779	-	2,018,686	67,386	1,217,252	(34,568,353)	3,052,750

Shares issued for cash	3,355,704	10,000,000	-	-	-	-	-	10,000,000

Share issuance costs	-	(1,331,119)	-	-	470,286	-	-	(860,833)

Equity portion of convertible debt	-	-	427,483	-	-	-	-	427,483

Shares issued for options exercised	560,000	433,662	-	(209,662)	-	-	-	224,000

Shares issued for warrants exercised	134,105	92,437	-	-	(38,796)	-	-	53,641

Shares issued for vested RSU's	840,000	496,500	-	-	-	(496,500)	-	-

Shares issued for the conversion of convertible debt	3,750,000	1,544,672	(427,483)	-	-	-	-	1,117,189

Share-based compensation	-	-	-	81,002	-	(79,939)	-	1,063

Net loss for the year	-	-	-	-	-	-	(6,076,736)	(6,076,736)

Balance, December 31, 2024	131,833,688	45,553,931	-	1,890,026	498,876	640,813	(40,645,089)	7,938,557

(The accompanying notes are an integral part of these consolidated financial statements)

BTQ TECHNOLOGIES CORP. Consolidated Statements of Changes in Shareholders’ Equity (Expressed in Canadian dollars)

	Share capital		Options reserve $	Warrants reserve $	RSUs reserve $	Deficit $	Total shareholders' equity $
	Number of shares	Amount $

Balance, December 31, 2022	92,000,000	21,943,784	-	-	-	(19,165,058)	2,778,726

Shares of the Company pursuant to reverse takeover	8,747,629	3,499,051	-	-	-	-	3,499,051

Revaluation of stock options pursuant to reverse takeover	-	-	97,532	-	-	-	97,532

Shares issued for cash	18,001,250	7,200,500	-	-	-	-	7,200,500

Shares issued to finder for the Transaction	2,500,000	1,000,000	-	-	-	-	1,000,000

Share issuance costs	-	(107,806)	-	14,632	-	-	(93,174)

Fair value of finders' warrants allocated to transaction costs	-	-	-	52,754	-	-	52,754

Share-based compensation	-	-	1,921,154	-	1,999,502	-	3,920,656

Shares issued for vested RSU's	1,945,000	782,250	-	-	(782,250)	-	-

Net loss for the year	-	-	-	-	-	(15,403,295)	(15,403,295)

Balance, December 31, 2023	123,193,879	34,317,779	2,018,686	67,386	1,217,252	(34,568,353)	3,052,750

(The accompanying notes are an integral part of these consolidated financial statements)

BTQ TECHNOLOGIES CORP. Consolidated Statements of Cash Flows (Expressed in Canadian dollars)

	Year ended December 31, 2024 $	Year ended December 31, 2023 $

Operating activities
Net loss for the year	(6,076,736)	(15,403,295)
Items not involving cash:
Depreciation	86,880	113,164
Foreign exchange translation loss	5,787	17,486
Gain from termination of lease	(2,783)	-
Impairment of intangible assets	275,782	-
Impairment of property and equipment	52,002	-
Interest expense	54,663	11,179
Listing costs	-	4,006,915
Loss on disposal of property and equipment	25,099	-
Share-based compensation	1,063	3,920,656
Transaction costs	-	1,052,754
Changes in non-cash operating working capital:
Other receivables	(102,540)	12,281
Prepaid expenses and deposits	144,174	(210,383)
Accounts payable and accrued liabilities	497,793	(528,857)
Corporate taxes payable	27,750	65,000
Deferred revenue	315,497	-
Due to related parties	-	(2,361)
Net cash used in operating activities	(4,695,569)	(6,945,461)
Investing activities
Cash acquired in reverse takeover	-	16,562
Purchase of short-term investments	-	(575,000)
Redemption of short-term investments	577,875	-
Purchase of intangible asset	(275,782)	-
Purchase of property and equipment	-	(17,788)
Proceeds from sale of property and equipment	10,946	-
Purchase of investments	-	(13,314)
Proceeds from deposits	17,037
Proceeds from loan receivable	-	1,335,500
Net cash provided by investing activities	330,076	745,960
Financing activities
Proceeds from convertible debt	1,500,000	-
Repayment of lease obligation	(76,446)	(104,016)
Proceeds from issuance of shares	10,277,641	7,200,500
Share issuance costs	(860,833)	(93,174)
Net cash provided by financing activities	10,840,362	7,003,310
Increase in cash	6,474,869	803,809
Cash, beginning of year	2,862,023	2,058,214
Cash, end of year	9,336,892	2,862,023

Supplemental cash flow information (Note 18)

(The accompanying notes are an integral part of these consolidated financial statements)

BTQ TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements Years Ended December 31, 2024 and 2023 (Expressed in Canadian dollars)

1. CORPORATE INFORMATION

BTQ Technologies Corp. (formerly Sonora Gold & Silver Corp.) ("the Company") was incorporated on November 23, 1983 under the Business Corporations Act (British Columbia). The principal activity of the Company is the development of computer-based technology related to post-quantum cryptography, particularly as it applies to blockchain and related technologies, and their protection from the emerging security risk of quantum computing. The Company's head office is located at 16-104 555 Burrard Street, Vancouver, BC, Canada. The Company's common shares trade on Cboe Canada under the ticker symbol "BTQ".

On February 17, 2023, the Company acquired all of the issued and outstanding shares of BTQ AG in exchange for 92,000,000 common shares. This transaction constituted a reverse takeover of the Company by BTQ AG with BTQ AG being identified as the accounting acquirer. As a result, these consolidated financial statements are a continuation of BTQ AG. The Company's results of operations are included from February 17, 2023 onwards, except for share capital which has been retroactively adjusted to reflect the capital of the Company. Refer to Note 4.

2. BASIS OF PRESENTATION

Statement of Compliance

The accompanying consolidated financial statements have been prepared in accordance with IFRS® Accounting Standards as issued by the International Accounting Standards Board ("IFRS") on a going concern basis.

Basis of Preparation

These consolidated financial statements have been prepared on a historical cost basis except for certain financial assets and liabilities, which are measured at fair value, as specified by IFRS for each type of asset, liability, income, and expense as set out in the accounting policies below.

Basis of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, BTQ AG, a company incorporated in the Principality of Liechtenstein, and BTQ Technologies Australia Pty Ltd., a company incorporated in Australia.

These consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and balances are eliminated on consolidation. Control exists where the parent entity has power over the investee and is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Subsidiaries are included in the financial statements from the date control commences until the date control ceases.

Functional Currency and Presentation Currency

The functional currency of the Company and its subsidiaries is the Canadian dollar, which is also the presentation currency of these consolidated financial statements.

As a result of the reverse takeover of the Company by BTQ AG on February 17, 2023 (refer to Note 4), BTQ AG changed both its functional currency and the presentation currency of its financial statements from the U.S. dollar to the Canadian dollar.

BTQ AG is in the research and development stage and relies on the Company for its funding and decision making. In consideration of the indicators in IAS 21, The Effects of changes in Foreign Exchange Rates, the Company determined that BTQ AG is an extension of the Company. As a result, BTQ AG has the same functional currency as the Company, which is the Canadian dollar.

Under IAS 21, a change in an entity's functional currency is applied prospectively from the date of change.

BTQ TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements Years Ended December 31, 2024 and 2023 (Expressed in Canadian dollars)

2. BASIS OF PRESENTATION (continued)

Functional Currency and Presentation Currency (continued)

Effective February 17, 2023, the accounting acquirer, BTQ AG, changed its presentation currency from U.S. dollars to Canadian dollars. In making this change in presentation currency, the Company followed the guidance in IAS 21 and has applied this change retrospectively, as if the Canadian dollar has always been its presentation currency, as follows:

  Assets and liabilities have been translated into Canadian dollar at the rate of exchange prevailing at the respective reporting dates;
  The consolidated statements of loss and comprehensive loss were translated at the average exchange rates for the respective reporting periods, or at the exchange rates prevailing at the applicable transaction date;
  Equity transactions have been translated at the exchange rate prevailing at the date of the transactions; and
  Exchange differences arising on translation were recorded in the consolidated statement of operations and comprehensive loss.

Use of Estimates and Judgments

The preparation of these consolidated financial statements in conformity with IFRS requires the Company's management to make judgments, estimates, and assumptions that affect the application of accounting policies and reported amounts of assets, liabilities, revenues, and expenses. Estimates and underlying assumptions are reviewed on an ongoing basis, including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ from these estimates. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected.

Significant estimates and judgments exercised by management in applying the Company's accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements are as follows:

Reverse Takeover

The reverse takeover transaction was measured at the fair value of the common shares and stock options that BTQ would have had to issue to the shareholders of the Company. The fair value of common shares and stock options issued were estimated based on the Company's financing event which took place concurrently with the reverse takeover transaction. The fair values of identifiable assets acquired and liabilities assumed approximated their carrying values.

Research and development costs

Research costs are recognized as an expense when incurred but development costs may be capitalized as intangible assets if certain conditions are met as described in IAS 38 Intangible Assets. Management has determined that development costs do not meet the conditions for capitalization under IAS 38 and all research and development costs have been expensed.

Fair values of stock options

Fair values of stock options are determined using the Black-Scholes option pricing model. Estimating fair value requires determining the most appropriate valuation model for a grant of equity instruments, which is dependent on the terms and conditions of the grant. Option-pricing models require the use of highly subjective estimates and assumptions including the expected stock price volatility. Changes in the underlying assumptions can materially affect the fair value estimates and, therefore, existing models do not necessarily provide reliable measurement of the fair value of the Company's stock options and performance warrants.

BTQ TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements Years Ended December 31, 2024 and 2023 (Expressed in Canadian dollars)

2. BASIS OF PRESENTATION (continued)

Use of Estimates and Judgments (continued)

Deferred income taxes

The determination of income tax expense and the composition of deferred income tax assets and liabilities involves judgment and estimates as to the future taxable earnings, expected timing of reversals of deferred income tax assets and liabilities, and interpretations of tax laws. The Company is subject to assessments by tax authorities who may interpret the tax law differently. Changes in these interpretations, judgments, and estimates may materially affect the final amount of current and deferred income tax provisions, deferred income tax assets and liabilities, and results of operations.

Going concern presentation

These consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The assessment of the Company's ability to source future operations and continue as a going concern involves judgement. Estimates and assumptions are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. If the going concern assumption is not appropriate for the financial statements, then adjustments would be necessary in the carrying value of the assets and liabilities, the reported revenue and the expenses and the statement of financial position classifications used.

Impairment of non-current assets

The Company evaluates the recoverability of non-current assets, including property and equipment, right of use assets, and definite life intangible assets, whether events or changes in circumstances indicate that the carrying value of the asset, or asset group, may not be recoverable. When the Company determines that the carrying value of the long-lived asset may not be recoverable based upon the existence of one or more of the indicators, the assets are assessed for impairment based on the estimate of future discounted. If the carrying value of an asset exceeds its estimated recoverable amount, an impairment loss is recorded for the excess of the asset's carrying value over its recoverable amount. Management judgement is required in the determination of indicators of impairment.

Convertible debentures

Convertible debentures are financial instruments which contain a separate financial liability and equity instrument. The identification of such components embedded within a convertible debenture requires significant judgement given that it is based on the interpretation of the substance of the contractual arrangement. The individual fair values attributed to the different components of a financing transaction, and/or derivative financial instruments, are determined using valuation techniques. The Company uses judgement to select the methods used to make certain assumptions and in performing the fair value calculations in order to determine the values attributed to each component of a transaction at the time of their issuance. These valuation estimates could be significantly different because of the use of judgement and the inherent uncertainty in estimating the fair value of these instruments that are not quoted in an active market.

3. MATERIAL ACCOUNTING POLICY INFORMATION

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance, are readily convertible to known amounts of cash, and which are subject to insignificant risk of changes in value to be cash equivalents.

BTQ TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements Years Ended December 31, 2024 and 2023 (Expressed in Canadian dollars)

3. MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Short-term Investments

Short-term investments consist of highly liquid short-term interest bearing securities with maturities at the date of purchase of greater than three months, but less than one year, and of other marketable securities.

Property and Equipment

The Company depreciates the cost of property and equipment over their estimated useful lives using the declining balance basis at the following rates:

IT equipment	25%
Furniture and equipment	10%

Residual values and useful economic lives are reviewed at least annually, and adjusted if appropriate, at each reporting date. Subsequent expenditure relating to an item of property and equipment is capitalized when it is probable that future economic benefits from the use of the assets will be increased. All other subsequent expenditures are recognized as repairs and maintenance expenses during the period in which they are incurred. Gains and losses on disposal of equipment are determined by comparing the proceeds from disposal with the carrying amount of the asset and are recognized net within other income in the consolidated statement of operations and comprehensive loss.

Leases

Under IFRS 16 - Leases, the Company recognizes a right-of-use asset and a lease liability at the lease commencement date for leases greater than 12 months. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. Right-of-use assets are subsequently depreciated over the remaining term of the lease and are carried at cost less accumulated depreciation and impairment. The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company's incremental borrowing rate. Lease liabilities are subsequently reduced by lease payments net of interest expense calculated using the effective interest method.

The Company has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets and short-term leases. The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease.

The termination of the lease is accounted for as a decrease in the scope of the lease with remaining lease liability and right of use assets derecognized and any gain or loss relating to the termination is recognized in the consolidated statements of operations and comprehensive loss.

Impairment of Non-Current Assets

At each reporting date, the Company reviews the carrying amounts of its tangible and intangible assets to determine whether there are any indications of impairment. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any.

Where the asset does not generate cash flows that are independent from other assets, the Company estimates the recoverable amount of the cash generating unit ("CGU") to which the asset belongs. The recoverable amount is determined as the higher of fair value less direct costs to sell and the asset's value in use. In assessing value in use, the estimated future cash flows are discounted to their present value. Estimated future cash flows are calculated using estimated recoverable reserves, estimated future commodity prices, and the expected future operating and capital costs. The pre-tax discount rate applied to the estimated future cash flows reflects current market assessments of the time value of money and the risks specific to the asset for which the future cash flow estimates have not been adjusted.

BTQ TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements Years Ended December 31, 2024 and 2023 (Expressed in Canadian dollars)

3. MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Impairment of Non-Current Assets (continued)

If the carrying amount of an asset or CGU exceeds its recoverable amount, the carrying amount of the asset or CGU is reduced to its recoverable amount through an impairment charge to the consolidated statement of operations and comprehensive loss.

Assets that have been impaired are tested for possible reversal of the impairment whenever events or changes in circumstance indicate that the impairment may have reversed. When an impairment subsequently reverses, the carrying amount of the asset or CGU is increased to the revised estimate of its recoverable amount, but only so that the increased carrying amount does not exceed the carrying amount that would have been determined (net of depreciation, depletion and amortization) had no impairment loss been recognized for the asset or CGU in prior periods. A reversal of impairment is recognized as a gain in the consolidated statement of operations and comprehensive loss.

Foreign Currency Translation

The functional currency of the Company and its subsidiaries is the currency of the primary economic environment in which the entity operates. The Company's and its subsidiaries' functional currency is the Canadian dollar.

Transactions denominated in currencies other than the functional currency are translated using the exchange rate in effect on the transaction date or at the annual average rate. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange in effect at the consolidated statements of financial position date. Non-monetary items are translated using the historical rate on the date of the transaction. Foreign exchange gains and losses are included in the consolidated statement of operations and comprehensive loss.

Financial Instruments

Financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of the respective instrument.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are included in the initial carrying value of the related instrument and are amortized using the effective interest method. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in the consolidated statement of operations and comprehensive loss.

Fair value estimates are made at the statement of financial position date based on relevant market information and information about the financial instrument. All financial instruments are classified into either: fair value through profit or loss ("FVTPL") or amortized cost.

The Company has made the following classifications:

Cash	Amortized cost
Short-term investments	Amortized cost
Other receivables (excluding GST)	Amortized cost
Deposits	FVTPL
Investments	FVTPL
Accounts payable and accrued liabilities	Amortized cost
Lease obligation	Amortized cost
Due to related parties	Amortized cost

BTQ TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements Years Ended December 31, 2024 and 2023 (Expressed in Canadian dollars)

3. MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Financial assets

IFRS 9 - Financial Instruments ("IFRS 9") establishes three primary measurement categories for financial assets: amortized cost, fair value through other comprehensive income ("FVOCI") and fair value through profit or loss ("FVTPL"). The Company determines the classification of the financial assets at initial recognition. The basis of classification depends on the Company's business model for managing its financial instruments and the contractual cash flow characteristics of the instrument.

A financial asset (unless it is a trade receivable without a significant financing component that is initially measured at the transaction price) is initially measured at fair value plus, for an item not at FVTPL, transaction costs that are directly attributable to its acquisition. Subsequent to initial recognition, financial assets are measured at amortized cost using the effective interest method, less any impairment.

Financial assets at amortized cost

Financial assets are measured at amortized cost if they are not designated at FVTPL, and the following conditions are met:

• are non-derivative financial assets which are held within a business model whose objective is to hold assets to collect contractual cash flows and selling financial assets; and,

• the contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Financial assets at FVTOCI

Financial assets are measured at fair value through other comprehensive income only if they not designated at FVTPL, and the following conditions are met:

• it has been held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and,

• the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Interest income is calculated using the effective interest method and gains or losses arising from impairment and foreign exchange are recognized in the consolidated statement of operations and comprehensive loss. All other changes in the carrying amount of financial assets are recognized in other comprehensive income. Upon derecognition, the cumulative gain or loss previously recognized in other comprehensive income is reclassified to the consolidated statement of operations and comprehensive loss. The Company does not hold any financial assets measured at fair value through other comprehensive income.

Financial assets at FVTPL

Assets that do not meet the criteria to be measured at amortized cost, or fair value through other comprehensive income, are measured at fair value through profit or loss. All interest income and changes in the financial assets' carrying amount are recognized in the consolidated statement of operations and comprehensive loss.

Impairment of financial assets

Financial assets, other than those classified as FVTPL, are assessed for indicators of impairment at the end of each reporting period. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been decreased.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables, where the carrying amount is reduced through the use of an allowance account.

BTQ TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements Years Ended December 31, 2024 and 2023 (Expressed in Canadian dollars)

3. MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Financial Instruments (continued)

When a trade receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are offset against the allowance account. Changes in the carrying amount of the allowance account are recognized in the consolidated statement of operations and comprehensive loss. Loss allowances are based on the lifetime expected credit losses that result from all possible default events over the expected life of the trade receivable, using the simplified approach.

For financial assets measured at amortized cost, if, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through the consolidated statement of operations and comprehensive loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

Financial liabilities and equity instruments

Classification as debt or equity

Debt and equity instruments issued by the Company are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Company are recognized as the proceeds received, net of direct issue costs.

Other financial liabilities

Other financial liabilities (including loans and borrowings and trade payables and other liabilities) are initially measured at fair value, net of transaction costs. Subsequently, other financial liabilities are measured at amortized cost using the effective interest method.

The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the net carrying amount on initial recognition.

Research and Development Costs

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in the consolidated statement of operations and comprehensive loss as incurred.

Development activities involve a plan or design for the production of new or substantially improved products or processes. Development expenditure is capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development and to use or sell the asset. The expenditure capitalized includes the cost of materials, direct labour, overhead costs that are directly attributable to preparing the asset for its intended use, and borrowing costs on qualifying assets. Other development expenditures are recognized in the consolidated statements of operations and comprehensive loss as incurred.

BTQ TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements Years Ended December 31, 2024 and 2023 (Expressed in Canadian dollars)

3. MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Revenue Recognition

The Company's accounting policy for revenue recognition under IFRS 15, Revenue from Contracts with Customers, follows a five-step model to determine the amount and timing of revenue to be recognized:

1. Identifying the contract with a customer;

2. Identifying the performance obligations within the contract;

3. Determining the transaction price;

4. Allocating the transaction price to the performance obligations; and

5. Recognizing revenue when/as performance obligation(s) are satisfied.

Revenue is recognized when or as the associated performance obligations are delivered and based on the expected consideration to be received. The Company generates revenues from licensing the right to use the Company's intellectual property. The fees that are outlined in an agreement are recognized when the Company's obligations have been performed. For licenses with multiple performance obligations, the Company will identify specific distinct goods and services and will recognize revenue when the performance obligations for each distinct good or service has been performed.

The Company also analyzes its collaboration arrangements to determine whether such arrangements involve joint operating activities performed by parties that are both active participants in the activities and exposed to significant risks and rewards dependent on the commercial success of such activities. This assessment is performed throughout the life of the arrangement based on changes in the responsibilities of all parties in the arrangement. The Company assesses whether there are any elements of the collaboration that are more reflective of a vendor-customer relationship and is therefore within the scope of IFRS 15. For these elements of the arrangement that are accounted for pursuant to IFRS 15, the Company applies the five-step model above. The collaboration arrangements entered into during the years ended December 31, 2023 and 2024 did not meet the scope of IFRS 15. Refer to Note 23.

IFRS 11 characterizes a joint arrangement as parties that are bound by a contractual arrangement, and that the contractual arrangement gives two or more of those parties joint control over the arrangement. The Company assessed all of the collaboration agreements entered into during the years ended December 31, 2023 and 2024, and determined that none of the collaboration agreements met the characteristics of a joint arrangement due to the absence of joint control.

Share-based Compensation

The grant date fair value of equity-based payment awards granted to employees is generally recognized as share-based compensation expense, with a corresponding increase in equity, over the vesting period of the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market vesting conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that meet the related service and non-market performance conditions at the vesting date. For share-based payment awards with non-vesting conditions, the grant date fair value is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes.

Equity-settled share-based payment transactions with parties other than employees are measured at the fair value of the goods or services received, except where that fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments granted, measured at the date the entity obtains the goods or the counterparty renders the service.

The fair value of stock options is measured at the grant date using the Black-Scholes option pricing model. The fair value is recognized as an expense over the vesting period, which is the period over which all of the specified vesting conditions are satisfied with a corresponding increase in equity. For awards with graded vesting, the fair value of each tranche is recognized over its respective vesting period. Non-market vesting conditions are considered in making assumptions about the number of awards that are expected to vest. When the options are exercised, any proceeds received are credited to share capital along with the amount reflected in share-based payment reserve.

BTQ TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements Years Ended December 31, 2024 and 2023 (Expressed in Canadian dollars)

3. MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Related Party Transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Income Taxes

Tax expense recognized in the consolidated statements of operations and comprehensive loss comprises the sum of current and deferred income taxes not recognized in other comprehensive income or directly in equity.

i) Current income tax

Current income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date, in the countries where the Company operates and generates taxable income.

ii) Deferred income tax

Deferred income tax is recognized using the liability method on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. However, the deferred income tax is not recognized if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable income or loss and that at the time of the transaction, does not give rise to equal taxable and deductible temporary differences. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the reporting date and are expected to apply when the related deferred income tax asset is realized, or the deferred income tax liability is settled. A deferred income tax asset is recognized to the extent that it is probable that future taxable income will be available against which the temporary difference can be utilized. Deferred income tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Changes in deferred income tax assets or liabilities are recognized as a component of tax income or expense in the consolidated statement of operations and comprehensive loss except where they related to items that are recognized in other comprehensive income or directly in equity, in which case, related deferred tax is also recognized in other comprehensive income or equity, respectively.

Deferred income tax assets and liabilities have been offset where they relate to income taxes levied by the same taxation authority and the Company has the legal right and intent to offset.

Convertible Debentures

Convertible debentures are financial instruments which in accordance to IAS 32 contain a separate financial liability and equity instrument or derivative liability. These financial instruments are accounted for separately dependent on the nature of their components. The identification of such components embedded within a convertible debenture requires significant judgment given that it is based on the interpretation of the substance of the contractual arrangement. The convertible debentures issued by the Company were considered to contain an equity conversion feature, refer to Note 12. The debt component is measured at fair value on the initial recognition using a market interest rate and the residual value assigned to the equity conversion feature. Subsequent to initial recognition, the equity conversion feature is not re-measured while the debt components are accreted to the face value of the convertible debenture using the effective interest rate through periodic charges to finance expense over the term of the convertible debenture. When the convertible debenture converted to shares under original terms of the convertible debenture, the carrying amount of the debt component is derecognized and recorded as share capital in the consolidates statements of changes in shareholders' equity.

BTQ TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements Years Ended December 31, 2024 and 2023 (Expressed in Canadian dollars)

3. MATERIAL ACCOUNTING POLICY INFORMATION (continued)

Loss Per Share

Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. The computation of diluted loss per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on the income per share. The dilutive effect of convertible securities is reflected in the diluted loss per share by application of the "if converted" method. When a loss is incurred during the period, basic and diluted loss per share are the same as the exercise of stock options, share purchase warrants, and restricted share units is considered to be anti-dilutive. As at December 31, 2024, the Company has 6,886,616 (2023 - 9,987,936) potentially dilutive shares outstanding.

Accounting Standards Effective January 1, 2024 and Issued But Not Yet Effective

A number of new standards, and amendments to standards and interpretations, are not yet effective for the year ended December 31, 2024, and have not been early adopted in preparing these consolidated financial statements.

IFRS 18 Presentation and Disclosure in Financial Statements

In April 2024, the IASB issued IFRS 18 - Presentation and Disclosure in Financial Statements which will replace IAS 1, Presentation of Financial Statements. The key new concepts introduced in IFRS 18 relate to the structure of the statement of earnings (loss), required disclosures in the financial statements for certain earnings or loss performance measures that are reported outside an entity's financial statements and enhanced principles on aggregation and disaggregation which apply to the primary financial statements and notes in general. IFRS 18 will apply for reporting periods beginning on or after January 1, 2027, and also applies to comparative information. The Company is still in the process of assessing the impact of this standard on its consolidated financial statements.

Classification of liabilities as current or non-current (amendments to IAS 1, presentation of financial statements)

On January 23, 2020, an amendment was issued to IAS 1 to address inconsistencies with how entities apply the standards over classification of current and non-current liabilities. The amendment serves to address whether, in the statement of financial position, debt and other liabilities with an uncertain settlement should be classified as current or non-current. This amendment is effective on January 1, 2024. The Company adopted the amendment on the effective date and the adoption did not have a material impact on the Company's consolidated financial statements.

Non-current liabilities with covenants (amendments to IAS 1)

The amendments to IAS 1 specify that only covenants with which an entity is required to comply on or before the reporting date affect the classification of a liability as current or non-current. In addition, an entity has to disclose information in the notes that enables users of financial statements to understand the risk that non- current liabilities with covenants could become repayable within twelve months. The amendments are effective for annual reporting periods beginning on or after January 1, 2024, and are to be applied retrospectively. The Company adopted the amendment on the effective date and the adoption did not have a material impact on the Company's consolidated financial statements.

BTQ TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements Years Ended December 31, 2024 and 2023 (Expressed in Canadian dollars)

4. REVERSE TAKEOVER

On December 31, 2021 (as amended on April 29, 2022, July 30, 2022, and November 29, 2022), the Company, BTQ AG, and shareholders of BTQ AG entered into an agreement pursuant to which the Company agreed to acquire all of the issued and outstanding shares of BTQ AG (the "Transaction").

The closing of the Transaction occurred on February 17, 2023, at which time the Company issued 92,000,000 common shares in exchange for the issued and outstanding common shares of BTQ AG. The Company consolidated its common shares on a 10:1 basis immediately prior to the closing of the transaction.

As a result of the completion of the Transaction, the former shareholders of BTQ AG acquired 75.88% of the outstanding common shares of the Company, and, for accounting purposes, are considered to have acquired control of the Company. Accordingly, the Transaction constitutes a reverse acquisition of the Company by BTQ AG and has been accounted for as a reverse acquisition transaction in accordance with the guidance provided in IFRS 2, Share-based Payment and IFRS 3, Business Combinations. As the Company did not qualify as a business prior to the closing of the transaction according to the definition in IFRS 3, this reverse acquisition did not constitute a business combination; rather it was treated as an issuance of shares by BTQ AG for the net assets of the Company. Accordingly, no goodwill was recorded with respect to the Transaction. The Transaction was measured at the fair value of the common shares that BTQ AG would have had to issue to the shareholders of the Company, being 8,747,629 common shares with a fair value of $3,499,051, and the fair value of 350,000 stock options of the Company with a fair value of $97,532, to give the shareholders of the Company the same percentage of equity interest in the combined entity that results from the reverse acquisition had it taken the legal form of BTQ AG acquiring the Company. The Company issued 2,500,000 common shares with a fair value of $1,000,000 as a finder's fee for the Transaction, which is included in the $1,052,754 transaction costs incurred for the Transaction. The fair value of common shares and stock options issued were estimated based on the Company's financing event which took place concurrently to the reverse takeover transaction at the price of $0.40 per common share. Refer to Note 13. As BTQ AG was deemed to be the acquirer for accounting purposes, its assets, liabilities, and operations since its incorporation on March 26, 2021 are included in these consolidated financial statements at their historical carrying values. The assets, liabilities, and results of operations of the Company are included in these consolidated financial statements from the date acquisition on February 17, 2023.

As BTQ AG was deemed to be the acquirer for accounting purposes, its assets, liabilities, and operations since its incorporation on March 26, 2021 are included in these consolidated financial statements at their historical carrying values. The assets, liabilities, and results of operations of the Company are included in these consolidated financial statements from the date of acquisition on February 17, 2023.

The purchase price is allocated as follows:

$
Fair value of the Company's shares (8,747,629 common shares)	3,499,051
Fair value of 350,000 stock options of the Company outstanding	97,532
Total consideration	3,596,583
Less: fair value of identifiable assets acquired and liabilities assumed:
Cash	16,562
Cash held in escrow	7,200,500
Receivables	25,308
Short-term investment	2,875
Accounts payable and accrued liabilities	(455,077)
Subscription receipts liabilities	(7,200,500)
Net liabilities assumed	(410,332)
Listing costs	4,006,915

The fair value of stock options of the Company was calculated using the Black-Scholes option pricing model with the following assumptions: volatility of 150%, expected life of 2.1 years, no dividends, no forfeitures, and a risk-free rate of 4.15%.

BTQ TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements Years Ended December 31, 2024 and 2023 (Expressed in Canadian dollars)

5. PROPERTY AND EQUIPMENT

	IT equipment $	Furniture and equipment $	Total $
Cost:
Balance, December 31, 2022	101,603	43,921	145,524
Additions	13,179	4,609	17,788
Balance, December 31, 2023	114,782	48,530	163,312
Disposal	(15,976)	(41,930)	(57,906)
Impairment	(98,806)	(6,600)	(105,406)
Balance, December 31, 2024	-	-	-

Accumulated depreciation:
Balance, December 31, 2022	31,463	4,393	35,856
Additions	20,466	4,170	24,636
Balance, December 31, 2023	51,929	8,563	60,492
Additions	12,369	2,404	14,773
Disposal	(11,815)	(10,046)	(21,861)
Impairment	(52,483)	(921)	(53,404)
Balance, December 31, 2024	-	-	-
Carrying amounts:
As at December 31, 2023	62,853	39,967	102,820
As at December 31, 2024	-	-	-

The Company determined the recoverable amount of the property and equipment using a value in use approach and determined that the property and equipment will no longer be in use for future operations and research and development activities of the Company. Therefore, the recoverable amount of the remaining unsold property and equipment was determined to be $nil.

6. RIGHT-OF-USE ASSET

On May 15, 2022, the Company entered into a lease agreement which gives the Company the right to use an underlying asset for its Taiwan office which expires on May 15, 2024. On May 15, 2024, renewed the lease agreement which expires on May 15, 2026. On October 14, 2024, the lease agreement was terminated and the aiwan office was closed .

$
Cost:
Balance, December 31, 2022 and 2023	184,426
Additions	179,170
Lease termination	(363,596)
Balance, December 31, 2024	-

BTQ TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements Years Ended December 31, 2024 and 2023 (Expressed in Canadian dollars)

6. RIGHT-OF-USE ASSET (continued)

Accumulated depreciation:
Balance, December 31, 2022	64,736
Additions	88,528
Foreign exchange translation difference	1,257
Balance, December 31, 2023	154,521
Additions	72,107
Lease termination	(226,628)
Balance, December 31, 2024	-

Carrying amounts:
As at December 31, 2023	29,905
As at December 31, 2024	-

7. LOAN RECEIVABLE

On December 1, 2022, BTQ AG entered into an agreement with MEV Trading Inc. ("MEV"), under which the BTQ AG granted a loan of $1,354,400 (US$1,000,000) which is non-interest bearing, and due on June 30, 2023. In consideration for the loan, MEV issued a warrant to BTQ AG entitling BTQ AG to purchase shares of MEV non-voting stock equal to 10% of the loan amount based on the fully-diluted pre-money valuation of the borrower as determined by the most recent qualified equity financing round before the maturity date or within one year of issuance, whichever occurs earlier (expired on June 30, 2023). The fair value of the warrants issued was determined to be nominal. On August 7, 2023, the Company received repayment of the $1,343,300 (US$1,000,000) loan receivable.

8. INVESTMENTS

$
Balance, December 31, 2022	63,915
Additions	13,314
Balance, December 31, 2023 and 2024	77,229

During the year ended December 31, 2022, the BTQ AG invested $63,915 (US$50,000) in the form of a Simple Agreement for Future Equity ("SAFE") in the Holonym Foundation ("Holonym"), which is a public benefit corporation. The investment is not traded in an active market.

On January 11, 2023, BTQ AG invested $13,314 (US$10,000) in the form of a SAFE into Cysic Inc. The investment is not traded in an active market.

The Company estimated the fair value of these investments and concluded that the carrying value approximates the fair value of the investments as at December 31, 2024 and 2023.

9. SHORT-TERM INVESTMENT

The Company pledged a guaranteed investment certificate ("GIC") as collateral for the Company's credit cards. The GIC earned interest at Prime Rate less 2.7% per annum and had a maturity date of June 6, 2026. The GIC was redeemed during the year ended December 31, 2024.

BTQ TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements Years Ended December 31, 2024 and 2023 (Expressed in Canadian dollars)

10. INTANGIBLE ASSETS

On July 23, 2024, the Company entered into an agreement to purchase the intellectual property relating to four US patent applications for $275,782. As at December 31, 2024, the Company recognized an impairment of $275,782 due to the uncertainty of future cash flows.

11. LEASE OBLIGATION

On May 15, 2022, the Company entered into a premises lease agreement which gives the Company the right to use an underlying asset which expires on May 14, 2024. The Company's obligation to make lease payments arising from the lease is calculated by discounting the fixed lease payments over the lease term at the Company's incremental borrowing rate. The incremental borrowing rate used in the calculation was 13%.

On May 15, 2024, the Company entered into a premises lease agreement which gives the Company the right to use an underlying asset which expires on May 14, 2026. The Company's obligation to make lease payments arising from the lease is calculated by discounting the fixed lease payments over the lease term at the Company's incremental borrowing rate. The incremental borrowing rate used in the calculation was 13%. On October 14, 2024, the lease agreement was terminated and the Taiwan office was closed.

	2024 $	2023 $
Balance, beginning of year	33,554	129,062
Additions	179,170	-
Payments	(76,446)	(104,016)
Applied deposit	(8,685)	-
Interest	9,990	11,179
Foreign exchange translation difference	2,168	(2,671)
Lease termination	(139,751)	-
Balance, end of year	-	33,554
Less: current portion	-	33,554
Non-current portion	-	-

12. CONVERTIBLE DEBT

On September 9, 2024, the Company issued convertible debt for proceeds of $1,000,000. The convertible debt is non-interest bearing and due on September 9, 2026. At the election of the lender, the principal amount of the debt is convertible into common shares at $0.40 per share. The present value of the liability component of the convertible debt at issuance was $694,445, using a discount rate of 20%, which is the estimated interest rate the Company would pay on a similar debt instrument without a conversion option. The residual value of $305,555 was allocated to the equity component. The discount on the convertible debt totaling $305,555 is amortized over the term of the convertible loans using the effective interest rate method. During the year ended December 31, 2024, the Company recorded accretion of $37,905 which is included in interest expense. On December 24, 2024, the debt was converted into common shares, refer to Note 13.

On November 8, 2024, the Company entered into a convertible debt agreement for proceeds of $500,000. The convertible debt is non-interest bearing and due on November 14, 2026. At the election of the lender, the principal amount of the debt is convertible into common shares at $0.40 per share. The present value of the liability component of the convertible debt at issuance was $378,072, using a discount rate of 15%, which is the estimated interest rate the Company would pay on a similar debt instrument without a conversion option. The residual value of $121,928 was allocated to the equity component. The discount on the convertible debt totaling $121,928 is amortized over the term of the convertible loans using the effective interest rate method. During the year ended December 31, 2024, the Company recorded accretion of $6,768 which is included in interest expense. On December 24, 2024, the debt was converted into common shares, refer to Note 13.

BTQ TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements Years Ended December 31, 2024 and 2023 (Expressed in Canadian dollars)

13. SHARE CAPITAL

Authorized: Unlimited number of common shares without par value Share transactions during the year ended December 31, 2024:

  During the year ended December 31, 2024, the Company issued 560,000 common shares for proceeds of $224,000 pursuant to the exercise of stock options. The fair value of stock options exercised of $209,662 was transferred from options reserve to share capital.

  During the year end December 31, 2024, the Company issued 134,105 common shares for proceeds of $53,641 pursuant to the exercise of warrants. The fair value of warrants exercised of $38,796 was transferred from warrants reserve to share capital.

  During the year ended December 31, 2024, the Company issued 840,000 common shares pursuant to the conversion of vested RSUs. Upon conversion, the fair value of $496,500 for the vested RSUs was transferred from RSUs reserve to share capital.

  On December 19, 2024, the Company issued 3,355,704 common shares at $2.98 per share for gross proceeds of $10,000,000. In connection with the financing, the Company incurred share issuance costs of $860,833 and issued 167,785 finders' warrants exercisable at $4.09 per common share expiring on December 19, 2029. The fair value of the finders' warrants was determined to be $470,286 which was calculated using the Black-Scholes option pricing model with the following assumptions: volatility of 206%, expected life of 5 years, no dividends, and a risk-free rate of 3.11%.

  On December 24, 2024, the Company issued 3,750,000 common shares pursuant to the conversion of the convertible debt (see Note 12). The carrying value of the convertible debt at the date of conversion was $1,117,189. The equity component of the convertible debt of $427,483 was transferred to share capital upon conversion.

Share transactions during the year ended December 31, 2023:

  On February 17, 2023, the Transaction closed, resulting in a reverse takeover (refer to Note 4). The Transaction was measured at the fair value of the shares that BTQ AG would have had to issued to the shareholders of the Company, being 8,747,629 common shares with a fair value of $3,499,051.

  On February 17, 2023, the Company issued 2,500,000 common shares with a fair value of $1,000,000 as a finder's fee for the Transaction.

  On February 17, 2023, the Company completed a subscription receipt financing of 18,001,250 common shares at $0.40 per share for gross proceeds of $7,200,500. In connection with the financing, the Company incurred share issuance costs of $93,174 and issued 232,936 finders' warrants exercisable at $0.40 per common share expiring on February 17, 2025. The fair value of finders' warrants was determined to be $67,386 which was calculated using the Black-Scholes option pricing model with the following assumptions: volatility of 150%, expected life of 2 years, no dividends, and a risk-free rate of 4.15%.

  On July 7, 2023, the Company issued 1,822,500 common shares pursuant to the conversion of vested RSUs.

  On November 6, 2023, the Company issued 22,500 common shares pursuant to the conversion of vested RSUs.

  On November 13, 2023, the Company issued 100,000 common shares pursuant to the conversion of vested RSUs.

BTQ TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements Years Ended December 31, 2024 and 2023 (Expressed in Canadian dollars)

13. SHARE CAPITAL (continued)

Escrowed shares

On completion of the Transaction, certain principals of the Company entered into a NP 46-201 Escrow Agreement with the NEO Exchange and Computershare Trust Company of Canada, as escrow agent, in respect of 45,250,000 common shares. Under the terms of the Escrow Agreement, 25% of such escrowed securities were released upon closing (February 17, 2023) with subsequent 25% releases occurring 6, 12, and 18 months from closing. These escrow shares will be released as follows:

Date of automatic timed release	Amount of escrow shares released
On the date that the Company's common shares were listed on the NEO, February 17, 2023	1/4 of the escrowed shares
6 months after the listing date (August 17, 2023)	1/4 of the escrowed shares
12 months after the listing date (February 17, 2024)	1/4 of the escrowed shares
18 months after the listing date (August 17, 2024)	The remainder of the escrowed shares

As at December 31, 2024, the Company has 20,362,500 common shares held in escrow.

14. STOCK OPTIONS

The Company has a stock option plan (the "Plan") for directors, officers, employees, and consultants of the Company. Stock options are exercisable for periods of up to five years, as determined by the Board of Directors of the Company, to purchase common shares of the Company at a price not less than the discounted market price on the date of the grant. The maximum number of shares which may be issuable under the Plan cannot exceed 10% of the total number of issued and outstanding common shares on a non- diluted basis.

The following table summarizes the continuity of the Company's stock options:

	Number of stock options	Weighted average exercise price $
Balance, December 31, 2022	-	--
Outstanding stock options of the Company prior to reverse takeover	350,000	0.50
Granted	8,310,000	0.41
Expired	(890,000)	0.44
Outstanding, December 31, 2023	7,770,000	0.41
Granted	1,325,000	0.42
Exercised	(560,000)	0.40
Expired	(740,000)	0.40
Forfeited	(3,120,000)	0.42
Outstanding, December 31, 2024	4,675,000	0.42
Exercisable, December 31, 2024	1,808,750	0.41

BTQ TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements Years Ended December 31, 2024 and 2023 (Expressed in Canadian dollars)

14. STOCK OPTIONS (continued)

Additional information regarding stock options outstanding as at December 31, 2024, is as follows:

		Outstanding		Exercisable
Range of exercise prices $	Number of stock options	Weighted average remaining contractual life (years)	Weighted average exercise price $	Number of stock options	Weighted average exercise price $
0.27	300,000	2.9	0.27	-	-
0.35	125,000	2.8	0.35	-	-
0.40 to 0.45	3,620,000	2.5	0.41	1,698,750	0.41
0.485 to 0.50	420,000	3.3	0.49	70,000	0.49
0.57	100,000	5.7	0.57	-	-
0.64 to 0.65	160,000	3.0	0.64	40,000	0.64
1.51	50,000	4.0	1.51	-	-
	4,675,000	2.6	0.42	1,808,750	0.41

The fair value for stock options granted have been estimated using the Black-Scholes option pricing model assuming no expected dividends or forfeitures and the following weighted average assumptions:

	2024	2023
Risk-free interest rate	3.17%	3.59%
Expected life (in years)	4.5	4.0
Expected volatility	203%	199%

During the year ended December 31, 2024, the Company recognized share-based compensation expense of $81,002 (2023 - $1,921,154). The weighted average fair value of the stock options granted during the year ended December 31, 2024 was $0.42 (2023 - $0.37) per option. The weighted average fair value of shares at the time of the stock option exercises during the year ended December 31, 2024 was $1.84 (2023 - $nil) per common share.

15. SHARE PURCHASE WARRANTS

The following table summarizes the continuity of share purchase warrants:

	Number of warrants	Weighted average exercise price $
Balance, December 31, 2022	-	-
Issued	232,936	0.40
Balance, December 31, 2023	232,936	0.40
Issued	167,785	4.09
Exercised	(134,105)	0.40
Balance, December 31, 2024	266,616	2.72

BTQ TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements Years Ended December 31, 2024 and 2023 (Expressed in Canadian dollars)

15. SHARE PURCHASE WARRANTS (continued)

As at December 31, 2024, the following share purchase warrants were outstanding and exercisable:

Number of warrants outstanding	Exercise price $	Expiry date
98,831	0.40	February 17, 2025
167,785	4.09	December 19, 2029
266,616

16. RESTRICTED SHARE UNITS

A summary of the changes in RSUs is presented below:

Number of RSUs
Balance, December 31, 2022	-
Issued	3,930,000
Converted	(1,945,000)
Balance, December 31, 2023	1,985,000
Issued	800,000
Converted	(840,000)
Balance, December 31, 2024	1,945,000
Unvested	845,000
Vested, December 31, 2024	1,100,000

During the year ended December 31, 2024, 800,000 restricted share units ("RSUs") (2023 - 3,930,000) were granted. The weighted average grant date fair value for RSUs granted during the year end December 31, 2024 was $0.75 per RSU (2023 - $0.44). During the year ended December 31, 2024, the Company recognized share-based compensation expense (recovery) of $(79,939) (2023 - $1,999,502) with a corresponding decrease (2023 - increase) to RSU reserve and $496,500 (2023 - $782,250) was transferred to share capital upon the vesting of 840,000 (2023 - 1,945,000) RSUs.

BTQ TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements Years Ended December 31, 2024 and 2023 (Expressed in Canadian dollars)

17. RELATED PARTY TRANSACTIONS

Key management personnel are persons responsible for planning, directing, and controlling the activities of an entity, and include all officers and directors of the Company. Related party transaction during the years ended December 31, 2024 and 2023 was comprised of the following:

	2024 $	2023 $
Business development, marketing, and promotion	98,626	97,163
Consulting fees	24,278	97,163
Professional fees	84,000	59,661
Research and development	249,842	413,158
Share-based compensation	28,905	765,827
Wages and benefits	282,623	290,543
	768,274	1,723,515

As at December 31, 2024, the Company owed $124,247 (2023 - $114,223) to the CEO of the Company, of which $97,075 (2023 - $89,247) is included in accounts payable and accrued liabilities. The amounts owed are non-interest bearing, unsecured, and due on demand.

As at December 31, 2024, the Company was owed $137,369 (2023 - $49,888) from the Chief Operating Officer ("COO") of the Company, which is included in other receivables.

As at December 31, 2024, the Company owed $7,350 (2023 - $7,350) to a firm where the Chief Financial Officer of the Company is a partner, which is included in accounts payable and accrued liabilities.

As at December 31, 2024, the Company owed $nil (2023 - $132,260) to the former Chief Cryptographer of the Company, which is included in accounts payable and accrued liabilities.

As at December 31, 2024, the Company owed $15,020 (2023 - $7,936) to the Head of Corporate Development of the Company, which is included in accounts payable and accrued liabilities.

18. SUPPLEMENTAL CASH FLOW INFORMATION

	2024 $	2023 $
Non-cash investing and financing activities:
Receivables acquired in reverse takeover	-	25,308
Short-term investment acquired in reverse takeover	-	2,875
Accounts payable and accrued liabilities assumed in reverse takeover	-	455,077
Right-of-use asset and corresponding lease obligation	179,170	-
Carrying value of convertible debt recorded in share capital upon conversion	1,544,672	-
Equity portion of convertible debt transferred from reserve to share capital upon conversion	427,483	-
Shares issued for vested RSUs	496,500	782,250
Fair value of stock options exercised transferred from options reserve to share capital	209,662	-
Fair value of warrants exercised transferred from warrants reserve to share capital	38,796	-
Finders' warrants issued pursuant to private placement	470,286	14,632

BTQ TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements Years Ended December 31, 2024 and 2023 (Expressed in Canadian dollars)

19. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

(a) Fair Values

Fair value hierarchy

The following provides a description of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which the fair value is observable:

  Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;
  Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and
  Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Assets and liabilities measured at fair value on a recurring basis were presented on the Company's statement of financial position as at December 31, 2024 and 2023 as follows:

	Fair value measurements using
	Quoted prices in active markets for identical instruments (Level 1) $	Significant other observable inputs (Level 2) $	Significant unobservable inputs (Level 3) $	Balance, December 31, 2023 and 2024 $
Investments	-	-	77,229	77,229

The fair values of the Company's other financial instruments, which include cash, short-term investments, other receivables (except GST), accounts payable and accrued liabilities, lease obligation, and due to related parties, approximate their carrying values due to the relatively short-term maturity of these instruments.

(b) Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents. The Company limits its exposure to credit loss by placing its cash and cash equivalents with high credit quality financial institutions. The carrying amount of financial assets represents the maximum credit exposure.

(c) Foreign Exchange Rate Risk

Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate due to changes in foreign exchange rates. The Company is exposed to foreign currency risk to the extent that monetary assets and liabilities are denominated in a foreign currency.

The following tables indicate the impact of foreign currency exchange risk on net working capital as at December 31, 2024 and 2023. The tables below also provides a sensitivity analysis of a 10% strengthening of the foreign currency against functional currencies identified which would have increased (decreased) the Company's net loss by the amounts shown in the tables below. A 10% weakening of the foreign currency against the functional currencies would have had the equal but opposite effect as at December 31, 2024 and 2023.

BTQ TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements Years Ended December 31, 2024 and 2023 (Expressed in Canadian dollars)

19. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

(c) Foreign Exchange Rate Risk (continued)

2024	TWD	US$
Cash	82,993	(1,249)
Other receivables (except GST)	-	106,489
Accounts payable and accrued liabilities	(6,337,488)	(237,069)
Total foreign currency financial assets and liabilities	(6,254,495)	(131,829)
Impact of a 10% strengthening or weakening of foreign exchange rate	(625,450)	(13,183)

2023	TWD	US$
Cash	9,201,660	296,479
Accounts payable and accrued liabilities	-	(190,659)
Lease obligation	(778,794)	-
Total foreign currency financial assets and liabilities	8,422,866	105,820
Impact of a 10% strengthening or weakening of foreign exchange rate	842,287	10,582

(d) Interest Rate Risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is not exposed to significant interest rate risk as it does not have any liabilities with variable rates.

(e) Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company's objective to managing liquidity risk is to ensure that it has sufficient liquidity available to meet its liabilities when due. The Company relies on raising debt or equity financing in a timely manner.

The following amounts are the contractual maturities of financial liabilities as at December 31, 2024, and 2023:

2024	Total $	Within 1 year $	Within 2-5 years $
Accounts payable and accrued liabilities	1,357,502	1,357,502	-
Due to related parties	27,172	27,172	-
Total	1,384,674	1,384,674	-

2023	Total	Within 1 year	Within 2-5 years
	$	$	$
Accounts payable and accrued liabilities	859,709	859,709	-
Lease obligation	33,554	33,554	-
Due to related parties	24,976	24,976	-
Total	918,239	918,239	-

BTQ TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements Years Ended December 31, 2024 and 2023 (Expressed in Canadian dollars)

20. CAPITAL MANAGEMENT

The Company manages its capital to maintain its ability to continue as a going concern and to provide returns to shareholders and benefits to other stakeholders. The capital structure of the Company consists of cash and equity comprised of issued share capital, options reserve, warrant reserve, and RSUs reserve.

The Company manages its capital structure and makes adjustments to it in light of economic conditions. The Company, upon approval from its Board of Directors, will balance its overall capital structure through new share issuances or by undertaking other activities as deemed appropriate under the specific circumstances.

The Company is not subject to externally imposed capital requirements and the Company's overall strategy with respect to capital risk management remains unchanged from the year ended December 31, 2023.

21. SEGMENTED INFORMATION

The Company has one operating segment, the research and development of computer-based technology related to post-quantum cryptography. The Company's head office is in Canada and operations are in Canada, Taiwan, and Australia. Geographic information for non-current assets other than financial instruments is as follows:

2024	Canada $	Australia $	Total $
Non-current assets
Deposits	18,902	10,703	29,605
Revenue	666,667	-	666,667

2023	Canada $	Taiwan $	Total $
Non-current assets
Property and equipment	-	102,820	102,820
Right-of-use asset	-	29,905	29,905
Deposits	-	35,872	35,872
	-	168,597	168,597

22. REVENUE

During the year ended December 31, 2024, the Company earned license revenue of $666,667 (2023 - $nil) from a company controlled by the COO. As at December 31, 2024, the Company has deferred revenue of $315,497 (2023 - $nil), which represents the remaining period of the licensing agreement. A breakdown of the revenue is presented below:

	2024 $	2023 $
Major goods/service lines
Software license and related consulting services	666,667	-
Timing of revenue recognition
Software license and services transferred over time	666,667	-

BTQ TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements Years Ended December 31, 2024 and 2023 (Expressed in Canadian dollars)

23. COLLABORATION INCOME

On May 1, 2023 and November 1, 2023, the Company entered into research and collaboration agreements with a third party. The Company agreed to conduct a research program and was responsible for the engagement of the researchers and contractors while the other party provided funding. The two parties jointly own the rights of the intellectual property resulting from the research program. During the year ended December 31, 2024, the Company recorded collaboration income of $108,913 (2023 - $257,359).

24. GENERAL AND ADMINISTRATIVE EXPENSES

The following is a breakdown of general and administrative expenses for the years ended December 31, 2024 and 2023:

	2024 $	2023 $
Foreign office representation	-	125,886
Insurance	62,970	63,700
IT and communications	119,795	63,317
Office and miscellaneous	118,392	187,420
Rent	161,293	127,705
Travel	232,193	166,662
VAT	61,374	178,000
	756,017	912,690

25. INCOME TAXES

The following table reconciles the expected income tax expense (recovery) at the statutory income tax rates to the amounts recognized in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2024 and 2023:

	2024 $	2023 $
Net loss before income taxes	(6,054,418)	(15,403,295)
Statutory tax rate	27%	27%
Expected income tax recovery	(1,634,693)	(4,158,890)
Tax effect of:
Permanent differences and other	29,503	1,949,822
Difference due to tax rate of foreign jurisdiction	504,207	649,105
Foreign exchange rate impact on temporary differences	(53,385)	24,354
Financing fees	(232,425)	(25,157)
Change in unrecognized deferred income tax assets	1,409,111	1,625,766
Income tax provision	22,318	65,000

BTQ TECHNOLOGIES CORP. Notes to the Consolidated Financial Statements Years Ended December 31, 2024 and 2023 (Expressed in Canadian dollars)

25. INCOME TAXES (continued)

The significant components of deferred income tax assets and liabilities are as follows:

	2024 $	2023 $
Deferred income tax assets
Non-capital losses carried forward	3,057,355	1,903,613
Intangible asset	74,461	-
Share issuance costs	201,034	20,126
Total gross deferred income tax assets	3,332,850	1,923,739
Total unrecognized deductible deferred income tax assets	(3,332,850)	(1,923,739)
Net deferred income tax asset	-	-

Deferred income tax assets are only recognized to the extent that the realization of tax benefits is determined to be probable. As at December 31, 2024 and 2023, the Company has not recognized the benefit of the following deductible temporary differences:

	Expiry	2024 $	Expiry	2023 $

Non-capital losses - Canadian	2043 to 2044	6,425,696	2043	3,964,523
Non-capital losses - foreign	No expiry	10,574,273	No expiry	6,665,540
Share issuance costs	2025 to 2028	744,570	2024 to 2027	74,539
		17,744,539		10,704,602

The group's current tax provision of $22,318 (2023 - $65,000) relates to management's assessment of the amount of tax payable on open tax positions where the liabilities remain to be agreed upon with foreign tax authorities. Uncertain tax items for which a provision of $22,318 (2023 - $65,000) is made, relate principally to the interpretation of tax legislation regarding arrangements entered into by the group.

26. SUBSEQUENT EVENTS

(a) On January 3, 2025, the Company entered into an agreement to acquire intellectual property for US$50,000.

(b) On January 30, 2025, the Company issued 100,000 RSUs to a consultant.

(c) Subsequent to December 31, 2024, the Company issued 395,000 common shares for proceeds of $160,000 pursuant to the exercise of stock options.

(d) Subsequent to December 31, 2024, the Company issued 40,437 common shares for proceeds of $16,175 pursuant to the exercise of share purchase warrants.

(e) Subsequent to December 31, 2024, the Company issued 72,500 common shares pursuant to the conversion of RSUs.